American Assets Trust, Inc. Reports Fourth Quarter and Year-End 2017 Financial Results

Net income available to common stockholders of $7.1 million and $29.1 million for the three months and year ended December 31, 2017, respectively, or $0.15 and $0.62 per diluted share, respectively
Funds From Operations per diluted share decreased 4% and increased 4% year-over-year for the three months and year ended December 31, 2017, respectively
Reaffirming 2018 FFO annual guidance range of $2.01 to $2.09 per diluted share
Same-store cash NOI decreased 2.1% and 0.2% year-over-year for the three months and year ended December 31, 2017, respectively

SAN DIEGO, California - 2/13/2018 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its fourth quarter and year ended December 31, 2017.

Financial Results and Recent Developments

•	Net income available to common stockholders of $7.1 million and $29.1 million for the three months and year ended December 31, 2017, respectively, or $0.15 and $0.62 per diluted share, respectively

•
Funds From Operations ("FFO") decreased 4% and increased 4% year-over-year to $0.46 and $1.92 per diluted share for the three months and year ended December 31, 2017, respectively, compared to the same periods in 2016

•	Reaffirming 2018 FFO annual guidance range of $2.01 to $2.09 per diluted share

•	Same-store cash NOI decreased 2.1% and 0.2% for the three months and year ended December 31, 2017, respectively, compared to the same periods in 2016

•
Leased approximately 20,000 comparable office square feet at an average GAAP-basis and cash-basis contractual rent increase of 21% and 11%, respectively, during the three months ended December 31, 2017

•
Leased approximately 45,000 comparable retail square feet at an average GAAP-basis contractual rent and cash-basis contractual rent increase of 52% and 35%, respectively, during the three months ended December 31, 2017

•	Credit facility amended and restated to increase the revolving line of credit, extend maturity date and decrease credit spreads

•	Term loan agreement amended to decrease credit spreads

Net income attributable to common stockholders was $7.1 million, or $0.15 per basic and diluted share for the three months ended December 31, 2017 compared to $8.9 million, or $0.19 per basic and diluted share for the three months ended December 31, 2016. The decrease from the corresponding period in 2016 was primarily due to an increase in bad debt expense at Lloyd District Portfolio and increase in general and administrative expenses during the period related to a one-time non-cash charge associated with the vesting modification of previously granted restricted stock awards. The vesting modification was approved by our compensation committee during the fourth quarter of 2017 to adjust vesting based on their analysis of our relative total shareholder return over a three year period instead of our prior performance metric of relative forward FFO multiple. For the year ended December 31, 2017, net income attributable to common stockholders was $29.1 million, or $0.62 per basic and diluted share compared to $32.6 million, or $0.72 per basic and diluted share for the year ended December 31, 2016. The decrease was primarily due to an increase in depreciation and amortization expense attributed to the acquisition of the Pacific Ridge Apartments on April 28, 2017 and an increase in general and administrative expenses, as previously noted.

During the fourth quarter of 2017, the company generated funds from operations (“FFO”) for common stockholders of $29.6 million, or $0.46 per diluted share, compared to $30.5 million, or $0.48 per diluted share, for the quarter ended December 31, 2016. The decrease in FFO from the corresponding period in 2016 was primarily due to an increase in bad debt expense and general and administrative expenses during the period, as noted above. For the year ended December 31, 2017, the company generated FFO for common stockholders of $123.2 million, or $1.92 per diluted share, compared to $116.8 million, or $1.85 per diluted share, for the year ended December 31, 2016.  The increase in FFO from the prior year was primarily due to additional operating income from Hassalo on Eighth due to an increase in the percentage leased, the acquisitions of the Pacific Ridge Apartments on April 28, 2017 and Gateway Marketplace on July 6, 2017, offset by the increase in general and administrative expenses during the period, as noted above.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2017	September 30, 2017	December 31, 2016
Total Portfolio
Retail (1)	96.8%	97.0%	96.6%
Office	88.4%	89.9%	90.1%
Multifamily (2)	91.8%	91.3%	90.3%
Mixed-Use:
Retail	96.9%	93.7%	98.7%
Hotel	92.5%	92.7%	89.8%

Same-Store Portfolio
Retail (1)	97.1%	97.2%	96.9%
Office	88.4%	89.9%	90.1%
Multifamily (2)(3)	92.1%	91.6%	90.3%
Mixed-Use:
Retail	96.9%	93.7%	98.7%
Hotel	92.5%	92.7%	89.8%
(1) Total retail leased percentage includes the retail components of Hassalo on Eighth. The Elwood, Velomor and Aster Tower buildings of Hassalo on Eighth were placed in operations in April 2016, July 2016 and October 2016, respectively. Same-store retail leased percentages exclude Hassalo on Eighth and Gateway Marketplace, which was acquired on July 6, 2017.
(2) Excluding the 21 off-line units associated with the Loma Palisades repositioning, total multifamily leased percentage was 92.7% and 92.3% at December 31, 2017 and September 30, 2017, respectively, and same-store multifamily leased percentage was 93.4% and 93.1% at December 31, 2017 and September 30, 2017, respectively.
(3) Same-store multifamily leased percentages excludes the Pacific Ridge Apartments, which was acquired on April 28, 2017.

During the fourth quarter of 2017, the company signed 24 leases for approximately 81,600 square feet of retail and office space, as well as 439 multifamily apartment leases. Renewals accounted for 78.6% of the comparable retail leases, 60.0% of the comparable office leases and 46.2% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the fourth quarter of 2017 and trailing four quarters ended December 31, 2017, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q4 2017	14	45,000	34.9%	$48.33	$35.83	51.8%
	Last 4 Quarters	62	309,000	(3.0)% (1)	$36.24	$37.36	13.1% (1)

Office	Q4 2017	5	20,000	11.2%	$55.87	$50.26	21.4%
	Last 4 Quarters	41	269,900	16.4%	$50.89	$43.73	23.7%
(1) Retail leasing spreads were significantly impacted by the Lowe's renewal at Waikele Center of approximately 155,000 square feet during the second quarter of 2017. Excluding the Lowe's renewal at Waikele Center, we leased approximately 154,000 comparable retail square feet at an average GAAP-basis and cash-basis contractual rent increase of 18.9% and 7.5%, respectively, during the twelve month period ended December 31, 2017.

Multifamily
The average monthly base rent per leased unit for same-store properties for the three months ended December 31, 2017 was $1,749 compared to an average monthly base rent per leased unit of $1,717 for the three months ended December 31, 2016, an increase of approximately 2%.

The average monthly base rent per leased unit for same-store properties for the year ended December 31, 2017 was $1,816 compared to an average monthly base rent per leased unit of $1,702 for the year ended December 31, 2016, an increase of approximately 7%.

For the three months ended December 31, 2017, the Pacific Ridge Apartments was classified as a non same-store property. For the year ended December 31, 2017, Hassalo on Eighth and the Pacific Ridge Apartments were classified as non same-store properties.

Same-Store Net Operating Income
For the three months and year ended December 31, 2017, same-store GAAP basis NOI decreased 1.5% and increased 0.5%, respectively, and same-store cash basis NOI decreased 2.1% and 0.2%, respectively, compared to the corresponding periods in 2016. The same-store NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Year Ended (2)
	December 31,			December 31,
	2017	2016	Change	2017	2016	Change
GAAP Basis:
Retail	$18,807	$18,757	0.3%	$73,272	$72,825	0.6%
Office	17,295	18,397	(6.0)	60,768	59,438	2.2
Multifamily	4,566	4,243	7.6	13,140	12,683	3.6
Mixed-Use	6,173	6,139	0.6	24,653	26,004	(5.2)
	$46,841	$47,536	(1.5)%	$171,833	$170,950	0.5%
Cash Basis:
Retail	$18,647	$17,869	4.4%	$72,388	$72,094	0.4%
Office	16,745	18,475	(9.4)	59,031	58,464	1.0
Multifamily	4,512	4,402	2.5	13,140	12,683	3.6
Mixed-Use	6,040	6,166	(2.0)	24,367	25,949	(6.1)
	$45,944	$46,912	(2.1)%	$168,926	$169,190	(0.2)%

(1)
Same-store portfolio excludes (i) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (ii) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (iii) Gateway Marketplace, which was acquired on July 6, 2017; and (iv) land held for development.

(2)
Same-store portfolio excludes (i) Torrey Reserve Campus due to significant redevelopment activity during the period; (ii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (iii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (iv) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (v) Gateway Marketplace, which was acquired on July 6, 2017; and (vi) land held for development.

On a same-store GAAP basis, retail NOI for the three months ended December 31, 2017 was consistent with the corresponding period in 2016. On a same-store cash basis, retail NOI for the three months ended December 31, 2017 increased from the prior period due to higher annualized base rents at Carmel Mountain Plaza and Del Monte Center. On a same-store GAAP and cash basis, retail NOI for the year ended December 31, 2017 was consistent with the prior year.

On a same-store GAAP basis, office NOI decreased for the three months ended December 31, 2017 compared to the corresponding period in 2016 primarily due to an increase in bad debt expense for a tenant at the Lloyd District Portfolio. On a same-store cash basis, office NOI decreased for the three months ended December 31, 2017 compared to the corresponding period in 2016 primarily due to rent abatements at First & Main and City Center Bellevue. On a same-store GAAP and cash basis, office NOI increased for the year ended December 31, 2017 compared to the corresponding period in 2016 due to higher annualized base rents, specifically at the Lloyd District Portfolio, the Landmark at One Market and First & Main.

On a same-store GAAP and cash basis, multifamily NOI increased for the three months and year ended December 31, 2017 compared to the corresponding periods in 2016 primarily due to an increase in average monthly base rent during 2017. This increase was achieved notwithstanding the current repositioning of 21 off-line units at Loma Palisades, which was recently completed at the end of the fourth quarter of 2017.

On a same-store GAAP basis, mixed-use NOI for the three months ended December 31, 2017 was consistent with the corresponding period in 2016. On a same-store cash basis mixed-use NOI decreased for the three months ended December 31, 2017 compared to the same period in 2016 primarily due to a decrease in the percentage leased at the retail portion of our mixed-use property. On a same-store GAAP and cash basis, mixed-use NOI decreased for the year ended December 31, 2017 compared to the corresponding period in 2016 primarily due to an increase in bad debt expense at the hotel portion of our mixed-use property and a decrease in the percentage leased at the retail portion of our mixed-use property.

Credit Facility and Term Loan Agreement
On January 9, 2018, our credit agreement was amended and restated to, among other things, (1) increase the revolving line of credit from $250 million to $350 million, (2) extend the maturity date of the restated $350 million revolving line of credit to January 9, 2022 (with two-, six-month extension options), (3) decrease the applicable leverage-based and ratings-based pricing spreads and (4) include an accordion feature to allow us to increase the revolving line of credit from its current $350 million to up to $700 million, subject to certain conditions. The $100 million term loan included within the credit agreement matures on January 9, 2019, with no further extension options. The revolving line of credit and $100 million term loan are both unsecured.

Additionally, on January 9, 2018, our $150 million term loan agreement was amended to, among other things, (1) decrease the applicable leverage-based and ratings-based pricing spreads effective as of March 1, 2018 and (2) include an accordion feature to allow us to increase the term loan from its current $150 million to up to $300 million, subject to certain conditions. The $150 million term loan is unsecured.

Balance Sheet and Liquidity
At December 31, 2017, the company had gross real estate assets of $2.6 billion and liquidity of $332.6 million, comprised of cash and cash equivalents of $82.6 million and $250.0 million of availability on its line of credit.

Dividends
The company declared dividends on its shares of common stock of $0.27 per share for the fourth quarter of 2017. The dividends were paid on December 21, 2017.

In addition, the company has declared a dividend on its common stock of $0.27 per share for the quarter ending March 31, 2018. The dividend will be paid on March 29, 2018 to stockholders of record on March 15, 2018.

Guidance
The company affirms its guidance range for full year 2018 FFO per diluted share of $2.01 to $2.09 per share, a midpoint increase of 7% from 2017 FFO per diluted share of $1.92 per share. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments, except that our guidance assumes the payoff of the mortgage debt on Lomas Palisades, without penalty or premium.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the fourth quarter and year end of 2017 on Wednesday, February 14, 2018 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 8399474. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, February 14, 2018 through Wednesday, February 21, 2018. To access the replay, dial 1-855-859-2056 and use the pass code 8399474. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's fourth quarter and year end 2017 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31, 2017	December 31, 2016
Assets
Real estate, at cost
Operating real estate	$2,536,474	$2,241,061
Construction in progress	68,272	50,498
Held for development	9,392	9,447
	2,614,138	2,301,006
Accumulated depreciation	(537,431)	(469,460)
Net real estate	2,076,707	1,831,546
Cash and cash equivalents	82,610	44,801
Restricted cash	9,344	9,950
Accounts receivable, net	9,869	9,330
Deferred rent receivables, net	38,973	38,452
Other assets, net	42,361	52,854
Total assets	$2,259,864	$1,986,933
Liabilities and equity
Liabilities:
Secured notes payable, net	$279,550	$445,180
Unsecured notes payable, net	1,045,470	596,350
Unsecured line of credit	—	20,000
Accounts payable and accrued expenses	38,069	32,401
Security deposits payable	6,570	6,114
Other liabilities and deferred credits, net	46,061	48,337
Total liabilities	1,415,720	1,148,382
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 47,204,588 and 45,732,109 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	473	457
Additional paid-in capital	919,066	874,597
Accumulated dividends in excess of net income	(97,280)	(77,296)
Accumulated other comprehensive income	11,451	11,798
Total American Assets Trust, Inc. stockholders' equity	833,710	809,556
Noncontrolling interests	10,434	28,995
Total equity	844,144	838,551
Total liabilities and equity	$2,259,864	$1,986,933

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Rental income	$77,703	$72,180	$298,803	$279,498
Other property income	4,043	4,382	16,180	15,590
Total revenue	81,746	76,562	314,983	295,088
Expenses:
Rental expenses	23,129	20,919	84,006	79,553
Real estate taxes	8,696	7,932	32,671	28,378
General and administrative	6,211	4,441	21,382	17,897
Depreciation and amortization	19,918	18,160	83,278	71,319
Total operating expenses	57,954	51,452	221,337	197,147
Operating income	23,792	25,110	93,646	97,941
Interest expense	(13,992)	(12,788)	(53,848)	(51,936)
Other (expense) income, net	(69)	86	334	(368)
Net income	9,731	12,408	40,132	45,637
Net income attributable to restricted shares	(60)	(61)	(241)	(189)
Net income attributable to unitholders in the Operating Partnership	(2,594)	(3,486)	(10,814)	(12,863)
Net income attributable to American Assets Trust, Inc. stockholders	$7,077	$8,861	$29,077	$32,585

Net income per share
Basic income attributable to common stockholders per share	$0.15	$0.19	$0.62	$0.72
Weighted average shares of common stock outstanding - basic	46,908,745	45,480,870	46,715,520	45,332,471

Diluted income attributable to common stockholders per share	$0.15	$0.19	$0.62	$0.72
Weighted average shares of common stock outstanding - diluted	64,103,725	63,369,692	64,087,250	63,228,159

Dividends declared per common share	$0.27	$0.26	$1.05	$1.01

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
Funds From Operations (FFO)
Net income	$9,731	$40,132
Depreciation and amortization of real estate assets	19,918	83,278
FFO, as defined by NAREIT	$29,649	$123,410
Less: Nonforfeitable dividends on incentive stock awards	(59)	(236)
FFO attributable to common stock and units	$29,590	$123,174
FFO per diluted share/unit	$0.46	$1.92
Weighted average number of common shares and units, diluted	64,106,314	64,089,921

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2017	2016	2017	2016
Same-store cash NOI	$45,944	$46,912	$168,926	$169,190
Non-same-store cash NOI	3,975	(473)	26,919	15,633
Cash NOI	$49,919	$46,439	$195,845	$184,823
Non-cash revenue and other operating expenses (3)	2	1,272	2,461	2,334
General and administrative	(6,211)	(4,441)	(21,382)	(17,897)
Depreciation and amortization	(19,918)	(18,160)	(83,278)	(71,319)
Interest expense	(13,992)	(12,788)	(53,848)	(51,936)
Other income, net	(69)	86	334	(368)
Net Income	$9,731	$12,408	$40,132	$45,637

Number of properties included in same-store analysis	22	22	21	21

(1)
Same-store portfolio excludes (i) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (ii) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (iii) Gateway Marketplace, which was acquired on July 6 2017; and (iv) land held for development.

(2)
Same-store portfolio excludes (i) Torrey Reserve Campus due to significant redevelopment activity during the period; (ii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (iii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (iv) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (v) Gateway Marketplace, which was acquired on July 6 2017; and (vi) land held for development.

(3)
Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, lease termination fees at City Center Bellevue, and straight-line rent expense for our leases of the Annex at The Landmark at One Market and retail space at Waikiki Beach Walk - Retail.

Reported results are preliminary and not final until the filing of the company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income or operating income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's retail portfolio comprises approximately 3.2 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607